MANAGEMENT CONTRACT

between

FIDELITY MULTI-STRATEGY CREDIT FUND

and

FIDELITY DIVERSIFYING SOLUTIONS LLC

AGREEMENT made as of this 13th day of March, 2023, by and between Fidelity Multi-Strategy Credit Fund, a Delaware statutory trust (hereinafter called the “Fund”), and Fidelity Diversifying Solutions LLC, a Delaware limited liability company (hereinafter called the “Adviser”) as set forth in its entirety below.

1. (a) Investment Advisory Services. The Adviser undertakes to act as investment adviser of the Fund and shall, subject to the supervision of the Fund’s Board of Trustees, direct the investments of the Fund in accordance with the investment objective, policies and limitations as provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 and rules thereunder, as amended from time to time (the “1940 Act”), and such other limitations as the Fund may impose by notice in writing to the Adviser. The Adviser shall also furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund; and shall pay the salaries and fees of all officers of the Fund, of all Trustees of the Fund who are “interested persons” of the Fund or of the Adviser and of all personnel of the Fund or the Adviser performing services relating to research, statistical and investment activities. The Adviser is authorized, in its discretion and without prior consultation with the Fund, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund. The investment policies and all other actions of the Fund are and shall at all times be subject to the control and direction of the Fund’s Board of Trustees.

(b) Management Services. The Adviser shall perform (or arrange for the performance by its affiliates of) the management and administrative services, other than pricing and bookkeeping services, necessary for the operation of the Fund. The Adviser shall, subject to the supervision of the Board of Trustees, perform various services for the Fund, including but not limited to: (i) providing the Fund with office space, equipment and facilities (which may be its own) for maintaining its organization; (ii) on behalf of the Fund, supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, attorneys, underwriters, brokers and dealers, insurers and other persons in any capacity deemed to be necessary or desirable; (iii) preparing all general shareholder communications, including shareholder reports; (iv) conducting shareholder relations; (v) maintaining the Fund’s existence and its records; (vi) during such times as shares are publicly offered, maintaining the registration and qualification of the Fund’s shares under federal and state law; and (vii) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Fund as an investment vehicle.

The Adviser shall also furnish such reports, evaluations, information or analyses to the Fund as the Fund’s Board of Trustees may request from time to time or as the Adviser may deem to be desirable. The Adviser shall make recommendations to the Fund’s Board of Trustees with respect to the Fund’s policies and shall carry out such policies as are adopted by the Trustees. The Adviser shall, subject to review by the Board of Trustees, furnish such other services as the Adviser shall from time to time determine to be necessary or useful to perform its obligations under this Contract.

(c) The Adviser undertakes to pay, either through itself or through an affiliated company, all expenses involved in the operation of the Fund, except those expenses of the Fund’s operations, administration and transactions that shall be paid by the Fund, as provided in the Fund’s Prospectus.

(d) The Adviser, either itself or through an affiliated company, shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Trustees of the Fund shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

The Adviser shall, in acting hereunder, be an independent contractor. The Adviser shall not be an agent of the Fund.

2. It is understood that the Trustees, officers and shareholders of the Fund are or may be or become interested in the Adviser as directors, officers or otherwise and that directors, officers and stockholders of the Adviser are or may be or become similarly interested in the Fund, and that the Adviser may be or become interested in the Fund as a shareholder or otherwise.

3. For the services and facilities to be furnished hereunder, the Adviser shall receive a management fee, payable monthly in arrears by the Fund as soon as practicable after the last day of each month at the annual rate of 1.25% of the average daily value of the Fund’s managed assets.

For purposes of the management fee, “managed assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes).

In case of initiation or termination of this Contract during any month, the fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average managed assets (as defined in Schedule A) for the business days it is so in effect for that month.

4. The services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Contract, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or other investment instrument.

5. (a) The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Contract relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Contract or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Contract or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of Trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party Trustees”) or (b) an independent legal counsel in a written opinion.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (i) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (ii) the Fund is insured against losses arising by reason of the advance; or (iii) a majority of a quorum of disinterested non-party Trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(b) Notwithstanding in sub-paragraph (a) of this paragraph 5 to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i) the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii) the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii) the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an affiliate (as defined in the Fund’s Declaration of Trust) of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a director of the Fund who is not also an officer of the Fund or the Adviser or an affiliate of the Adviser; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (the “Commission”) and of the published position of any state securities regulatory authority in which the Fund’s shares were offered or sold as to indemnification for violations of securities laws.

(c) The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii) the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;

(iii) the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv) the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

6. (a) Subject to prior termination as provided in sub-paragraph (d) of this paragraph 6, this Contract shall continue in force until November 30, 2024, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund.

(b) This Contract may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c) In addition to the requirements of sub-paragraphs (a) and (b) of this paragraph 6, the terms of any continuance or modification of this Contract must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to the Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(d) Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Contract, without payment of any penalty, by action of its Trustees or Board of Directors, as the case may be, or with respect to the Fund by vote of a majority of the outstanding voting securities of the Fund. This Contract shall terminate automatically in the event of its assignment.

7. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Fund’s Declaration of Trust or other organizational documents and agrees that the obligations assumed by the Fund pursuant to this Contract shall be limited in all cases to the Fund and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee.

8. This Contract shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

9. Representations of the Adviser. The Adviser represents, warrants and agrees that the Adviser is duly registered as an “investment adviser” under the Investment Advisers Act of 1940, as amended from time to time, and as a “commodity pool operator” and a “commodity trading advisor” under the Commodity Exchange Act of 1936, as amended from time to time.

The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Contract as of the day and year first written above.

FIDELITY MULTI-STRATEGY CREDIT FUND

By:	/s/ Heather Bonner
Name:	Heather Bonner
Title:	President and Treasurer

FIDELITY DIVERSIFYING SOLUTIONS LLC

By:	/s/ Christopher J. Rimmer
Name:	Christopher J. Rimmer
Title:	Treasurer